Exhibit 99.1

Oral Presentation at EHA, Stockholm, Sweden (June 13-16, 2013)
Abstract: The Bruton's Tyrosine Kinase (BTK) Inhibitor, Ibrutinib (PCI-32765), has Preferential Activity in the Activated B-cell-like (ABC) Subtype of Relapsed/Refractory (R/R) DLBCL: Interim Phase 2 Results
Date/Time: June 16, 2013, 11:30AM-11:45AM
Location: Hall A7

Sven de Vos 1, Wyndham H. Wilson 2, John Gerecitano 3, Andre Goy 4, Vaishalee P. Kenkre 5, Paul Barr 6, Kristie A. Blum 7, Andrei Shustov 8, Ranjana H. Advani 9, Nathan  H. Fowler 10, Julie M. Vose 11, Chih-Jian Lih 12, Mickey Williams 12, Roland Schmitz 2, Yandan Yang 2, Stefania Pittaluga 2, George Wright 2, Lori A. Kunkel 13, Jesse McGreivy 13, Darrin Beaupre 13, Sriram Balasubramanian 13, Mei Cheng 13, Davina Moussa 13, Lipo Chang 13, Joseph Buggy 13, Louis M. Staudt 2

1UCLA Medical Center, Los Angeles, 2National Cancer Institute, Bethesda, 3Memorial Sloan-Kettering Cancer Center, New York, 4John Theurer Cancer Center at Hackensack University Medical Center, Hackensack, 5Department of Medicine - Hematology/Oncology, University of Wisconsin, Madison, 6University of Rochester Medical Center, Rochester, 7Ohio State University Medical Center, Columbus, 8Department of Medicine, Division of Hematology, University of Washington Medical Center, Seattle, 9Department of Medicine, Division of Hematology, Stanford University Medical Center, Stanford, 10Department of Lymphoma/Myeloma, University of Texas MD Anderson Cancer Center, Houston, 11Oncology/Hematology Division, University of Nebraska Medical Center, Omaha, 12SAIC Frederick National Laboratory for Cancer Research, Frederick, 13Pharmacyclics, Inc., Sunnyvale, United States

Background: Diffuse large B-cell lymphoma (DLBCL) has two molecular subtypes: ABC and germinal center B cell-like (GCB). Survival in the ABC subtype is sustained by “chronic active” BCR signaling.  Mutations affecting the BCR subunit CD79B occur in 21% of the ABC subtype but only 5% of GCB tumors. A second BCR-related pathway coordinated by MYD88, an adapter for Toll-like receptors, is also relevant.  A constitutively active MYD88 mutant (L265P) is frequent in ABC DLBCL tumors (29%) but rare in GCB DLBCL.  CD79B and MYD88 L265P mutations often coexist in ABC DLBCL tumors, suggesting oncogenic collaboration, but can also occur alone. We will present updated results of this international, multicenter, phase 2 study of single-agent ibrutinib, a first-in-class inhibitor of BTK, in R/R DLBCL.

Aims: We tested the hypothesis that ibrutinib would be more active in ABC than GCB DLBCL because of the dependence on BCR signaling.  However, we also assessed the association of CD79B and MYD88 mutations with response. The primary objective was to assess the overall response rate (ORR) categorized by subtype.  Response was investigator-determined using the revised IWG Criteria for NHL.  Secondary objectives of the study were to assess the safety and tolerability of ibrutinib in DLBCL.

Methods: Patients received ibrutinib 560 mg PO QD until disease progression.  Gene expression profiling of formalin-fixed paraffin-embedded biopsy tissues using Affymetrix arrays was used to identify the subtype; Sanger sequencing was used to identify CD79B and MYD88 mutations.  Patients underwent CT and PET scans pre-treatment and every 2 cycles (one cycle = 28 days). 70 patients were enrolled; median age 64 yrs (28-92); male 71%; High-Intermediate/High IPI 59%; disease ≥10 cm 23%; median prior treatments 3 (1-7); relapsed 27%, refractory 54%, unknown 19%; prior SCT 23%; median time from diagnosis 19 months (5-332).  For analysis of ORR and mutation status, we also included 10 patients with ABC DLBCL treated on an expansion component of the phase I, at the same dose and schedule. All patients had the study explained to them prior to their enrollment and voluntarily consented to participate in the study.

Results: Safety data from 70 patients identified no new safety signals; 66 patients were evaluable for response.  In ABC patients, responses were observed in 12/29 patients for an ORR = 41% (CR 17%, PR 24%); in GCB, ORR was 5% (1/20) with no CRs; no responses were observed in the unclassifiable cases. Thus, ibrutinib showed a preferential response activity in ABC versus GCB DLBCL (p=0.0071, Fisher’s exact test).  Median overall survival (OS) was 9.76 months for the ABC subtype and 3.35 months for the GCB subtype. Responses were seen in ABC DLBCL with CD79B mutations (71%; 5/7) and wild type CD79B (34%; 10/29), suggesting ibrutinib sensitivity does not require a BCR mutation.  Interestingly, 4 of 5 cases with mutations in both CD79B and MYD88 responded indicating that MYD88 status does not preclude response to ibrutinib.  However, tumors with only MYD88 mutations (n=5) did not respond (p=0.0476, Fisher’s exact test), suggesting a MYD88-dependent but BCR-independent pathogenesis for some ABC DLBCL tumors.

Conclusion: Ibrutinib showed a clinically meaningful ORR in R/R ABC DLBCL, but not in the GCB subtype. Results are consistent with an essential role of BCR signaling in ABC DLBCL, and future trials will be planned with this subtype.

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Further updates are planned to be presented at the oral presentation at EHA.